Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

June 11, 2020

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

Re:    Registration Statement of Pinnacle Financial Partners, Inc. on Form S-3

Ladies and Gentlemen:

We refer to the automatic shelf registration statement on Form S-3 (Registration Statement No. 333-238707) (the “Registration Statement”) filed by Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on May 27, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement the Company is selling 3,480,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in one of 87,000 shares of the Company’s 6.25% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, liquidation preference of $1,000 per share (the “Preferred Shares”). The Depositary Shares are being sold pursuant to an Underwriting Agreement, dated June 8, 2020, among the Company and Keefe, Bruyette & Woods, Inc., J.P. Morgan Securities LLC and Raymond James & Associates, Inc., as representatives of the underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”). The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a Deposit Agreement, dated June 3, 2020 (the “Deposit Agreement”), among the Company and each of Computershare Inc. and Computershare Trust Company, N.A acting jointly as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts.

In rendering the opinion expressed herein, we have examined the Registration Statement, the Deposit Agreement and the Underwriting Agreement together with such other documents and corporate records of the Company and certificates of public officials as we have deemed necessary as a basis for rendering the opinion expressed herein. We have also been furnished with, and have relied upon, certificates of officers of the Company with respect to certain factual matters. We have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as certified or photostatic copies, and the legal capacity of all natural persons.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	The Preferred Shares have been validly issued and are fully paid and non-assessable.

Pinnacle Financial Partners, Inc.

June 11, 2020

2.

The Depositary Receipts, when issued by the Depositary under the Deposit Agreement against deposit of the Preferred Shares by the Company in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be validly issued and will entitle the registered holders of the Depositary Receipts to the rights specified in the Depositary Receipt and in the Deposit Agreement.

The opinions expressed herein are limited to the laws of the State of New York and the Tennessee Business Corporation Act. We do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction.

Our opinions expressed herein are subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law.

We have assumed that the Preferred Shares have been deposited with the Depositary in accordance with the Deposit Agreement, that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, that the certificates evidencing the Preferred Shares and the Depositary Receipts conform to the specimens thereof examined by us, that the Depositary Receipts have been duly executed and delivered by one of the Depositary’s authorized officers and, if necessary, have been duly countersigned by the registrar for the Depositary Receipts, and that the certificate evidencing the Preferred Shares has been duly countersigned and registered by the registrar and transfer agent for the Preferred Shares.

The opinions expressed herein are given as of the date hereof, and are limited to the effects of the current state of the laws of the State of New York and the Tennessee Business Corporation Act and the applicable facts as they currently exist. We assume no obligation to advise you after the date hereof of changes of facts or in law or in the interpretation thereof (or the effect thereof on the opinions expressed herein) that hereafter come to our attention. The opinions expressed herein are strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus which forms a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bass Berry & Sims PLC